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                                                                    EXHIBIT 99.1

DATE:  July 8, 2002

FROM:                                      FOR:
Padilla Speer Beardsley Inc.               Tower Automotive, Inc.
1101 West River Parkway                    5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55415               Grand Rapids, Michigan 49546

John Mackay (612) 455-1700                 Anthony Barone (616) 802-1600
                                           David Tuit (616) 802-1591
FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE ANNOUNCES AMENDMENT TO SENIOR CREDIT FACILITY TO PERMANENTLY REDUCE BORROWINGS AND DEFER DEBT AMORTIZATION

         GRAND RAPIDS, Mich., July 8 -- Tower Automotive, Inc. (NYSE: TWR) announced that it has completed an amendment to its senior credit facility that permanently reduces borrowings under the facility and defers the start of the scheduled repayment of its remaining borrowings until March 2005. The amendment, dated June 28, 2002, reduces the former $1.15 billion facility to a $725 million facility by voluntarily repaying $200 million of the $325 million term loan portion of the facility with proceeds from the company's recent follow-on stock offering, and reducing capacity under the revolving credit facility from $825 million to $600 million. Total borrowings under the amended facility were approximately $200 million at June 30, 2002. The facility remains unsecured, and the original pricing and maturity date of the facility have not been modified.

         "This amendment reflects a mutually beneficial adjustment of our credit facility," stated Tony Barone, chief financial officer of Tower Automotive. "Combined with the results of our successful equity offering, the amendment further demonstrates our intent to permanently reduce our financial leverage while providing a capital structure that is still adequate for the continued growth of our enterprise."

         The reduction of the term loan borrowings under the amendment was applied beginning with the earliest scheduled repayment date, and as a result repayment of the remaining term loan now begins in March 31, 2005. The amendment provides for further optional prepayment of the term loan, and also defers a June 30, 2002 step-down in leverage ratio requirements until March 31, 2003, at which time the leverage ratio requirement will return to the original schedule.

         As a result of the permanent reduction of borrowing capacity under the amendment, the company will record a $2.0 million non-cash charge for the write-off of deferred financing costs associated with the credit facility. On an after-tax basis, this charge will reduce earnings by approximately $0.02 per diluted share in the second quarter of 2002.

         Tower Automotive, Inc., is a global designer and producer of structural components and assemblies used by every major automotive original equipment manufacturer, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Fiat, Hyundai/Kia, BMW, and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Grand Rapids, Mich.

         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a consequence of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Tower Automotive operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

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